Exhibit 10.6

PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN INFORMATION, IDENTIFIED BY [****], THAT IS NOT MATERIAL AND THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Basic Agreement for Long-Term Development Commission

Honda R&D Co., Ltd. (hereinafter referred to as “Honda”) and Micware Co., Ltd. (hereinafter referred to as “Micware”) hereby confirm that Micware is a long-term strategic partner in relation to the development of Honda’s software platform for IVI (In-Vehicle Infotainment) for [****] and enter into this Agreement as follows.

Article 1 (Purpose of this Agreement)

The purpose of this Agreement is to stipulate the basic conditions when Honda, in implementing the development of the IVI platform for [****] (hereinafter referred to as “the Development”), entrusts such development to Micware based on an Individual Agreement separately concluded pursuant to the provisions of Article 2.

Article 2 (Individual Agreement)

1.	When Honda entrusts to Micware a part of the work (hereinafter referred to as “Commissioned Work”) in connection with the Development, the contract concerning the Commissioned Work shall be established by both parties affixing their names and seals to a written document stating the details of the Commissioned Work, the details of the Deliverables, the delivery date of the Deliverables, the amount of the consideration for the Commissioned Work, and other matters (hereinafter referred to as “Individual Agreement”). Unless otherwise agreed between the parties, the form of the Individual Agreement shall be the Development Commission Individual Agreement attached as Appendix 1 to this Agreement. Furthermore, Honda and Micware shall endeavor to promptly carry out internal approval, authorization, and other procedures necessary for the conclusion of such Individual Agreement.

2.	The details, scope of the Commissioned Work, and the Deliverables shall be as stipulated in the Individual Agreement, and the particulars thereof shall be determined by the specifications (hereinafter referred to as “Specifications”) decided through consultation between Honda and Micware.

3.	In the event that the Individual Agreement contains provisions different from this Agreement, the provisions of the Individual Agreement shall prevail.

4.	Honda and Micware confirm that the conclusion of this Agreement does not constitute a promise to conclude any Individual Agreement or any other agreement other than this Agreement.

Article 3 (Direction and Supervision of Workers)

Micware shall, at its own responsibility, give instructions and exercise all direction and supervision concerning labor management, occupational safety and health, and other matters with respect to its own employees engaged in the Commissioned Work.

Article 4 (Centralization of Contact Point)

1.	Honda and Micware shall each designate in advance a chief person in charge for communication and confirmation for the performance of the Commissioned Work and notify the other party in writing.

2.	When receiving requests or instructions from the other party or making requests to the other party, Honda and Micware shall do so through this chief person in charge. In the event of any change of the chief person in charge, such change shall be immediately notified to the other party in writing.

Article 5 (Regular Meetings)

Honda and Micware shall hold consultations regularly or as needed upon the request of either party in order to report on progress, resolve issues, and decide on other matters necessary for the promotion of the Commissioned Work. Minutes of such consultations shall be prepared each time and confirmed by both Honda and Micware.

Article 6 (Management and Return of Materials, etc.)

1.	When Honda deems it necessary for the execution of the Commissioned Work, Honda shall provide Micware, to the extent possible, with the workplace, hardware and other machinery and equipment owned by Honda, and materials (hereinafter referred to as “Materials, etc.”). However, in addition to the foregoing, if Micware requests Honda to provide Materials, etc. necessary for the execution of the Commissioned Work, Honda shall provide such Materials, etc. to Micware in accordance with the conditions stipulated in this Agreement after consultation between Honda and Micware.

2.	Micware shall use, store, and manage the Materials, etc. provided by Honda pursuant to the preceding paragraph with the care of a prudent manager and shall not use them for any purpose other than performing the Commissioned Work.

3.	When the Commissioned Work is completed or when requested by Honda, Micware shall promptly return to Honda the Materials, etc. provided by Honda pursuant to paragraph 1 (including their copies).

4.	When Micware performs the Commissioned Work at Honda’s business premises with Honda’s consent, Micware shall comply with Honda’s entry procedures, work rules, and other regulations.

Article 7 (Change of Specifications)

1.	When making a request for a change to the Specifications, Honda or Micware shall do so only by either (i) specifying in writing the details and reasons for the change, affixing the signature and seal of the person responsible for the Commissioned Work, and notifying the other party thereof, or (ii) specifying the details and reasons for the change on an electronic form management system that retains a history, obtaining the approval of the person responsible for the Commissioned Work, and notifying the other party thereof.

2.	When a request for a change to the Specifications is made by the other party pursuant to the preceding paragraph, Honda and Micware shall consult regarding the details of the change and whether it is acceptable. If, as a result of such consultation, both parties determine that the details of the change will have a material impact on the amount, delivery date, or other contractual conditions stipulated in the Individual Agreement, the change to the Specifications shall be made by concluding an amendment agreement to modify the contents of the relevant Individual Agreement.

3.	When a change to the Specifications has been made, Honda or Micware shall prepare a revised specification document. However, if Honda and Micware, through consultation, determine that the change is minor, a written document (including an electronic record) specifying the details and reasons for the change may substitute for the preparation of a revised specification document.

4.	The change to the Specifications shall be finalized when the persons responsible for the Commissioned Work of both Honda and Micware affix their signatures and seals to the revised specification document or the written document stipulated in the proviso of paragraph 3 (in the case of the written document stipulated in the proviso of paragraph 3, the approval of the person responsible for the Commissioned Work on an electronic form management system that retains a history may substitute for the signature and seal).

Article 8 (Reporting)

Micware shall always keep the status of performance of the Commissioned Work clear and shall, without delay, respond when Honda requests a report.

Article 9 (Delivery of Deliverables and Delay in Performance)

1.	Micware shall deliver to Honda, at the location specified in the Individual Agreement, the deliverables defined in the Individual Agreement (hereinafter referred to as “Deliverables”) by the delivery date stated in the Individual Agreement (hereinafter referred to as the “Performance Deadline”).

2.	Micware shall, in principle, not use any FOSS (open source software and free software, etc., which is made publicly available free of charge in source code or binary code form, including improved or modified versions thereof; hereinafter referred to as “FOSS”) that prohibits commercial use or requires a separate agreement with the rights holder for use in the Deliverables. Furthermore, if Micware uses FOSS (including, but not limited to, FOSS that prohibits commercial use or requires a separate agreement with the rights holder) in the Deliverables or the Commissioned Work, Micware shall notify Honda in advance of its origin, version, and license terms and obtain Honda’s prior written consent.

3.	Unless otherwise provided in the Individual Agreement, Honda may use, without any restriction and free of charge, the Deliverables delivered by Micware under the Commissioned Work.

4.	If Micware is unable to complete the Commissioned Work by the Performance Deadline, Micware shall immediately notify Honda in writing and consult with Honda regarding subsequent measures.

5.	In the case of the preceding paragraph, if it is recognized that Micware is likely to complete the Commissioned Work after the originally specified Performance Deadline, Honda and Micware shall determine, through consultation, the number of days for extension of the Performance Deadline. If the delay in performance is attributable to Micware, Honda may collect a delay penalty from Micware.

Article 10 (Acceptance Inspection)

1.	The inspection standards and inspection period for the Deliverables shall be stipulated in the Individual Agreement.

2.	After delivery of the Deliverables, Honda shall conduct an acceptance inspection of the Deliverables in accordance with the inspection standards set forth in the preceding paragraph, and if it confirms that the Deliverables conform to the inspection standards, Honda shall notify Micware in writing that the inspection has been passed. If Honda does not raise any written objection regarding the Deliverables within the inspection period set forth in the preceding paragraph, the inspection shall be deemed to have been passed upon the expiration of such period. Passing the inspection shall constitute completion of acceptance of the Commissioned Work (delivery of the Deliverables).

3.	If the Deliverables fail the inspection under the preceding paragraph, Micware shall, at its own responsibility and expense, repair them and deliver the repaired Deliverables to Honda by the date separately agreed upon by Honda and Micware, and the Deliverables shall be subject to Honda’s inspection. The provisions of the preceding paragraph shall apply mutatis mutandis to the inspection under this paragraph.

Article 11 (Risk of Loss)

Any damage resulting from the loss or damage of the Deliverables occurring prior to their delivery shall be borne entirely by Micware; provided, however, that this shall not apply to cases caused by the willful misconduct or negligence of Honda.

Article 12 (Consideration and Payment Method)

After completion of the delivery of the Deliverables, Honda shall pay Micware, as consideration for the Commissioned Work, the amount stated in the Individual Agreement in accordance with the payment conditions specified in the Individual Agreement.

Article 13 (Warranty and Scope of Liability)

1.	Micware warrants that the Deliverables conform to the Specifications (including any changes made pursuant to Article 7) and function properly.

2.	If any defect in the Deliverables or any nonconformity with the Specifications is discovered within one year after delivery of the Deliverables, Honda and Micware shall consult regarding the cause thereof. If, as a result of such consultation, it is determined that the defect is attributable to Micware, Micware shall, at its own responsibility and expense, repair the same and promptly provide the repaired Deliverables to Honda.

3.	Micware warrants that the Deliverables do not infringe any copyright or industrial property right owned by a third party. If the Deliverables infringe or are likely to infringe any copyright or industrial property right owned by a third party, Micware shall promptly notify Honda thereof in writing and resolve the matter at its own responsibility and expense; provided, however, that if the infringement relates to the Deliverables and is recognized as being within the scope of Honda’s specifications or instructions, Micware shall not bear responsibility for resolution or any related costs. Nevertheless, Micware shall cooperate with Honda in avoiding such infringement or resolving the dispute.

4.	Except where Honda’s consent has been obtained pursuant to Article 9, paragraph 2, Micware warrants that no FOSS is used in the Deliverables.

5.	The conclusion of this Agreement does not, notwithstanding the provisions of Article 1, Article 2, or any other provisions, guarantee the conclusion of any Individual Agreement or any other agreement by Honda with Micware.

Article 14 (Intellectual Property Rights)

1.	The rights to obtain industrial property rights relating to inventions, devices, and designs created by Micware in the course of performing the Commissioned Work, and the copyrights (including the rights stipulated in Articles 27 and 28 of the Copyright Act) to be acquired in respect of the Deliverables, shall be transferred from Micware to Honda upon completion of delivery of the Deliverables. Micware shall not exercise moral rights of author.

2.	If the Deliverables contain Micware’s own intellectual property rights that existed prior to Micware undertaking the Commissioned Work from Honda, such intellectual property rights shall be retained by Micware; provided, however, that unless otherwise stipulated in the Individual Agreement, Micware shall be deemed to have granted Honda, at the time of delivery of the Deliverables, a non-exclusive, royalty-free license with the right to sublicense and relicense to implement and use such intellectual property rights to the extent necessary for the use of the Deliverables.

3.	Micware shall not, without Honda’s prior written consent, sell, transfer, or use the Deliverables for the benefit of any third party.

Article 15 (Confidentiality)

1.	Each party shall maintain the confidentiality of all information of the other party in connection with this Agreement, including the fact of the conclusion of this Agreement and any business or technical information (hereinafter referred to as “Confidential Information”), and shall not disclose such information to any third party or allow it to be leaked without the prior written consent of the other party; provided, however, that this shall not apply to information that Micware can prove falls under any of the following items:

(1)	Information that was already public or in general use at the time it was obtained or disclosed from the other party;

(2)	Information that was already owned by itself at the time it was obtained or disclosed from the other party;

(3)	Information that became public or in general use after it was obtained or disclosed from the other party for reasons not attributable to itself;

(4)	Information independently developed after it was obtained or disclosed from the other party and unrelated to the Commissioned Work;

(5)	Information lawfully obtained from a third party with legitimate authority.

2.	Notwithstanding the provisions of the preceding paragraph, Honda may disclose the fact of the conclusion of this Agreement and Micware’s Confidential Information to Honda Motor Co., Ltd. (hereinafter referred to as “Honda Motor”) and companies in which Honda Motor directly or indirectly holds 50% or more of the voting rights (hereinafter collectively referred to as “Honda Affiliates” together with Honda Motor); provided, however, that Honda shall impose on Honda Affiliates confidentiality obligations equivalent to those borne by Honda under this Agreement and shall be responsible for the performance of such confidentiality obligations by Honda Affiliates.

3.	Notwithstanding the provisions of paragraph 1 of this Article, Micware may disclose the fact of the conclusion of this Agreement and Honda’s Confidential Information to subcontractors approved by Honda pursuant to Article 16, paragraph 2, and companies in which Micware directly or indirectly holds 50% or more of the voting rights (hereinafter collectively referred to as “Micware Disclosure Companies”); provided, however, that Micware shall impose on Micware Disclosure Companies confidentiality obligations equivalent to those borne by Micware under this Agreement and shall be responsible for the performance of such confidentiality obligations by Micware Disclosure Companies.

Article 16 (Prohibition of Assignment of Rights and Obligations)

1.	Neither Honda nor Micware shall assign or transfer to any third party any rights or obligations arising under this Agreement without the prior written consent of the other party.

2.	Micware shall not subcontract all or part of the Commissioned Work to any third party; provided, however, that this shall not apply where such subcontracting is stipulated in the relevant Individual Agreement or Micware has obtained Honda’s prior written consent.

3.	If Micware subcontracts all or part of the Commissioned Work to a third party with Honda’s consent pursuant to the preceding paragraph, Micware shall impose on such subcontractor obligations equivalent to those imposed on Micware under this Agreement without impairing Honda’s exercise of rights under this Agreement, and Micware shall bear all responsibility in connection therewith.

Article 17 (Termination)

1.	Honda or Micware may, without any notice or demand, immediately terminate this Agreement and all or part of any Individual Agreement then in effect if any of the following events occurs with respect to the other party:

(1)	A material negligence or act of bad faith occurs;

(2)	Suspension of payment occurs, or a petition is filed for provisional attachment, attachment, auction, bankruptcy, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, or commencement of special liquidation;

(3)	The party is subject to a suspension of transactions by a clearinghouse;

(4)	The party is subject to a disposition for delinquent public taxes or dues.

2.	If Micware terminates an Individual Agreement pursuant to paragraph 1 due to reasons attributable to Honda, Honda shall pay Micware the full amount of expenses incurred by Micware for the Commissioned Work entrusted under such Individual Agreement up to the date of termination. In such case, Honda may take delivery of the Deliverables (including work in progress) up to that point.

3.	Honda or Micware may terminate all or part of this Agreement and any Individual Agreement by giving six months’ prior notice to the other party.

4.	If Honda terminates all or part of this Agreement and any Individual Agreement pursuant to the preceding paragraph, Honda shall pay Micware the full amount of expenses incurred by Micware for the Commissioned Work entrusted under the terminated Individual Agreement up to the time of termination. In such case, Honda shall not bear any costs or other burdens other than those stipulated in this paragraph. Honda may also take delivery of the Deliverables (including work in progress) up to that point.

5.	Micware may terminate this Agreement by giving six months’ prior notice to the other party when there is no Individual Agreement validly in effect. If Micware wishes to terminate all or part of this Agreement and any Individual Agreement while an Individual Agreement remains validly in effect, Honda and Micware shall consult regarding the handling thereof.

Article 18 (Exclusion of Antisocial Forces)

1.	Honda and Micware represent and warrant the following matters:

(1)	Neither itself nor its subcontractors or suppliers is, or has been, an organized crime group, an enterprise affiliated with an organized crime group, a member of an organized crime group, or any other entity defined as “Antisocial Forces” under the “Guidelines for Measures against Organized Crime” (National Police Agency Deputy Director General Notice dated October 25, 2004), nor has it ever been such an entity;

(2)	None of its directors, auditors, officers equivalent thereto, or persons controlling its management is, or has been, an Antisocial Force;

(3)	It does not and will not use Antisocial Forces;

(4)	It does not and will not provide funds or other benefits to Antisocial Forces;

(5)	It will not cause any third party to commit violent acts, fraudulent acts, or use threatening language against the other party, damage the other party’s reputation, or interfere with the other party’s business;

(6)	Its parent company or subsidiary (as defined under the Companies Act) and their officers do not fall under any of the items above.

2.	If Honda or Micware violates or is likely to violate any of the items in the preceding paragraph, it shall immediately report to the other party.

3.	If the other party violates the provisions of the preceding two paragraphs, Honda or Micware may terminate this Agreement notwithstanding any other provisions of this Agreement, without any procedures and without any obligation to compensate for any damages.

4.	Honda or Micware may claim compensation from the other party for any damages incurred due to the other party’s violation of any item in paragraph 1 of this Article.

Article 19 (Term)

The term of validity of this Agreement shall be from the date of execution of this Agreement until December 31, 2023; provided, however, that if any Individual Agreement concluded during the term of this Agreement remains valid after the expiration of such term, this Agreement shall also remain valid until the expiration of the term of such Individual Agreement.

Article 20 (Surviving Provisions)

Even if this Agreement is terminated pursuant to any of the preceding three Articles, the provisions of Articles 9, 13, 14, and 22 shall survive as long as their respective subject matters continue to exist, and the provisions of Article 15 shall remain in effect for three years after the termination of this Agreement.

Article 21 (Consultation)

Any matters not stipulated in this Agreement and any doubts arising regarding the interpretation of this Agreement shall be resolved through consultation in good faith between Honda and Micware as necessary.

Article 22 (Damages)

If either party incurs damage due to reasons attributable to the other party in connection with the performance of this Agreement, such party may claim compensation for damages from the other party only to the extent of ordinary and direct damages actually incurred, and the total amount of damages shall be limited to the total amount of consideration for the Commissioned Work under the relevant Individual Agreement(s) forming the basis of such damage; provided, however, that in the case of Article 13, paragraph 3 and Article 15, Honda and Micware shall consult in good faith regarding the handling of damages exceeding the total amount of consideration for the Commissioned Work.

In witness whereof, two copies of this Agreement have been prepared, and Honda and Micware shall affix their seals thereto and each retain one copy.

Date: September 24th, 2019

Honda R&D Co., Ltd. 4630 Shimotakanezawa, Haga-machi, Haga-gun, Tochigi, Japan Managing Director [****]	Micware Co., Ltd. 1-1-3 Higashikawasaki-cho, Chuo-ku, Kobe, Hyogo, Japan Representative Director & Vice President [****]